Amended
Schedule to the Investment Subadvisory Agreement
between Calvert Asset Management Company, Inc.
and Summit Investment Partners, Inc.

Pursuant to the recitals of the Investment Subadvisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Summit Investment Partners, Inc. (the "Subadvisor"), the Subadvisor is retained to furnish the Advisor with advisory services in connection with the Advisor's investment advisory activities on behalf of the following Portfolios:

Ameritas Index 500 Portfolio
Ameritas Income & Growth Portfolio

Revised June 8, 2007

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Amended
Schedule to the Investment Subadvisory Agreement
between Calvert Asset Management Company, Inc.
and Summit Investment Partners, Inc.

As compensation pursuant to Section 3 of the Subadvisory Agreement dated April 30, 2007, between Calvert Asset Management Company, Inc. (the "Advisor") and Summit Investment Partners, Inc. (the "Subadvisor"), the Advisor shall pay the Subadvisor an annual subadvisory fee for the following Portfolios, each a series of Calvert Variable Series, Inc.:

Ameritas Index 500 Portfolio

The annual Fee will consist of a fee, computed daily and payable monthly, at the following percentage rates of the average daily net assets of the Portfolio under the management of the Subadvisor:

0.05% of assets up to $200 million

0.04% of assets between $200 million and $500 million

0.035% of assets over $500 million

Ameritas Income & Growth Portfolio

The annual Fee will consist of a fee, computed daily and payable monthly, at the rate of 0.30% of the average daily net assets of the Portfolio under the management of the Subadvisor.

Subadvisor agrees to waive the Fee for a sixty (60) day period beginning on the effective date of this Amendment.

CALVERT ASSET MANAGEMENT COMPANY, INC.

BY:______________________________________

SUMMIT INVESTMENT PARTNERS, INC.

BY:_______________________________________

Revised June 8, 2007